Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of June 8, 2020 and is entered into among ALBIREO PHARMA, INC., a Delaware corporation (the “Parent”), ALBIREO AB, a company duly incorporated under the laws of Sweden (Registration Number 556737-4631) and a wholly-owned Subsidiary of the Parent (“Albireo AB” and, together with the Parent and any other Person that delivers a Joinder Agreement pursuant to Section 7.13 of this Agreement from time to time, individually and collectively, jointly and severally, the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (collectively, referred to as the “Lenders”) and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and the Lenders (in such capacity, the “Agent”).

RECITALS

A.            Borrower has requested that the Lenders make available to Borrower term loans in an aggregate principal amount of up to Eighty Million Dollars ($80,000,000) (collectively, the “Term Loan”); and

B.            The Lenders are willing to make the Term Loan on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower, Agent and the Lenders agree as follows:

SECTION 1.
DEFINITIONS AND RULES OF CONSTRUCTION

1.1            Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among the Agent, Borrower and a third party bank or other institution (including a securities intermediary) in which Borrower maintains a Deposit Account or an account holding Investment Property and which grants Agent a perfected first priority security interest in the subject account or accounts, or in the case of a jurisdiction outside of the United States, any agreement in favor of Agent pledging the accounts of the applicable Borrower as security, in form and substance satisfactory to Agent.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit I.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business, line of business or division or other unit of operation of a Person, (b) the acquisition of fifty percent (50%) or more of the Equity Interests of any Person, whether or not involving a merger, consolidation or similar transaction with such other Person, or otherwise causing any Person to become a Subsidiary of Borrower, or (c) the acquisition of, or the right to use, develop or sell (in each case, including through licensing), any product, product line or Intellectual Property of or from any other Person.

“Advance(s)” or “Term Loan Advance” means any Term Loan funds advanced under this Agreement.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Borrower to Agent in substantially the form of Exhibit A.

“Affiliate” means, with respect to any Person, (a) any Person that directly or indirectly controls, is controlled by, or is under common control with such Person, (b) any Person directly or indirectly owning, controlling or holding with power to vote ten percent (10%) or more of the outstanding voting securities of such Person, or (c) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by such Person with power to vote such securities. As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” has the meaning given to it in the preamble to this Agreement.

“Agreement” means this Loan and Security Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Albireo UK” means Albireo Limited, an entity organized under the laws of England and Wales, and a wholly-owned Subsidiary of Parent.

“Amortization Date” means January 1, 2022; provided, however, if the Interest Only Extension Condition 1 is satisfied, then “Amortization Date” shall mean July 1, 2022; provided, further, however, if the Interest Only Extension Condition 2 is satisfied, then “Amortization Date” shall mean July 1, 2023.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.

“Anti-Terrorism Laws” means any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Assignee” has the meaning given to it in Section 11.13.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by Borrower or which Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower since its incorporation.

“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of California or the Commonwealth of Massachusetts are closed for business.

“Cash” means all cash, cash equivalents and liquid funds.

“Change in Control” means any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of the Borrower, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of the Borrower in which the holders of the Borrower’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether the Borrower is the surviving entity.

“Claims” has the meaning given to it in Section 11.10.

“Closing Date Facility Charge” means Two Hundred Fifty Thousand Dollars ($250,000).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the property described in Section 3.

“Common Stock” means the Common Stock, $0.01 par value per share, of the Parent.

“Confidential Information” has the meaning given to it in Section 11.12.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States of America, any State thereof, or of any other country.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“Dollar” and the sign “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Due Diligence Fee” means $20,000, which fee is due to the Lenders on or prior to the Closing Date, and shall be deemed fully earned on such date regardless of the early termination of this Agreement.

“EA Pharma Agreement” means that certain License Agreement, dated as of April 2, 2012, between Albireo AB and Ajinomoto Pharmaceuticals Co., Ltd., as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Eligible Assignee” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities, provided that such Person is not a “vulture fund” or a distressed debt fund.

“Elobix AB” means ELOBIX AB, a company duly incorporated under the laws of Sweden (Registration Number 556946-9421), and a wholly-owned Subsidiary of Albireo AB.

“Equity Interests” means, with respect to any Person, the capital stock, partnership or limited liability company interest, or other equity securities or equity ownership interests of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Event of Default” has the meaning given to it in Section 9.

“Excluded Account” means any (a) deposit account or securities account used exclusively for payroll, employee benefits or employee taxes, the funds of which shall not exceed the amount required to pay the next payroll or other relevant cycle, and identified to the Agent in writing by the Borrower as such; (b) escrow account, deposit account and trust account, in each case holding assets that are pledged or otherwise encumbered pursuant to Permitted Liens or escrow accounts and trust accounts maintained exclusively for the purpose of establishing or maintaining escrow amounts for third-parties; in each case, to the extent such accounts arise in connection with transactions expressly permitted hereunder; (c) subject to the limitations of Section 7.16, (i) deposit account or securities account held by Albireo UK and (ii) deposit account or securities account held by Elobix AB; (d) any deposit accounts solely to the extent credits thereto derive exclusively from the HCR Agreement and the EA Pharma Agreement; and (e) other accounts, individually and in the aggregate, with a balance not to exceed $50,000; in each case of (a) through (d) above, identified to the Agent in writing by the Borrower as such.

“FDA” means the U.S. Food and Drug Administration or any successor thereto.

“FDA Odevixibat Approval” means the approval by the FDA of the New Drug Application for Odevixibat for (i) the treatment of PFIC or (ii) for the treatment of pruritis associated with PFIC; in each case of (i) and (ii), with a label claim generally consistent with that sought in the Parent’s New Drug Application filing, as determined in Agent’s reasonable discretion.

“Financial Statements” has the meaning given to it in Section 7.1.

“Foreign Subsidiary” means any Subsidiary other than a Subsidiary organized under the laws of the United States of America, any State thereof, the District of Columbia, or any other jurisdiction within the United States of America.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“HCR” means HealthCare Royalty Partners III, L.P. Licensing and its Affiliates.

“HCR Agreement” means that certain Royalty Interest Acquisition Agreement, dated as of December 28, 2017, among Elobix AB, HCR and Albireo Pharma, Inc., as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Indebtedness” means the following: (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within ninety (90) days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, (d) equity securities of any Person subject to repurchase or redemption other than at the sole option of such Person, (e) “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature arising out of purchase and sale contracts, solely to the extent required to be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (f) non-contingent obligations to reimburse any bank or Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, and (g) all Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means all of Borrower’s: Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Interest Only Extension Condition 1” shall mean the satisfaction of each of the following events: (a) no Default or Event of Default shall have occurred and be continuing as of any date of determination; and (b) Parent shall have achieved Performance Milestone 1.

“Interest Only Extension Condition 2” shall mean the satisfaction of each of the following events: (a) no Default or Event of Default shall have occurred and be continuing as of any date of determination; and (b) Parent shall have achieved Performance Milestone 2.

“Inventory” means “inventory” as defined in Article 9 of the UCC.

“Investment” means (a) any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, (b) any loan, advance or capital contribution to any Person or (c) any Acquisition.

“Joinder Agreement” means, for each Subsidiary (other than Elobix AB, any MSC Subsidiary and the UK Subsidiary), a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit G.

“Lender” has the meaning given to it in the preamble to this Agreement.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” means, collectively, the Advances.

“Loan Documents” means this Agreement, the Notes (if any), the ACH Authorization, the Account Control Agreements, the Joinder Agreements, all UCC Financing Statements, the Swedish Pledge Agreement, the Pledge Agreement, any landlord and bailee agreements and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, result of operations, properties, assets or financial condition of Borrower and its Subsidiaries taken as a whole; or (ii) the ability of Borrower to perform or pay the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Agent or the Lenders to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens.

“Maximum Term Loan Amount” means Eighty Million and No/100 Dollars ($80,000,000).

“Maximum Rate” shall have the meaning assigned to such term in Section 2.3.

“MSC Investment Conditions” means that Parent maintains Qualified Cash in an amount equal to or greater than the lesser of (i) 110% of the aggregate outstanding Secured Obligations (inclusive of any Prepayment Charge and End of Term Charge that would be due and owing if the outstanding Loans were prepaid at the time of measurement) or (ii) 100% of the consolidated Cash of Borrower and its Subsidiaries.

“MSC Subsidiary” means either or both of (i) Albireo Security Corp. and Albireo Pharma Security Corporation; each a wholly-owned Subsidiary of Parent incorporated in the Commonwealth of Massachusetts for the purpose of holding Investments as a Massachusetts security corporation under 830 CMR 63.38B.1 of the Massachusetts tax code and applicable regulations (as the same may be amended, modified or replaced from time to time).

“Net Proceeds Milestone” means the Parent’s receipt of unrestricted (including, not subject to any redemption, clawback, escrow or similar encumbrance or restriction) net cash proceeds of at least Eighty Million Dollars ($80,000,000) (x) following the Closing Date and on or prior to June 30, 2021, from one or more bona fide equity financings, incurrences of Subordinated Indebtedness and/or upfront proceeds from new business development transactions permitted under this Agreement; and (y) including up to Fifteen Million Dollars ($15,000,000) to be paid to the Parent in connection with an amendment to the HCR Agreement on or about the Closing Date; in each case of (x) and (y), subject to verification by Agent (including supporting documentation reasonably requested by Agent).

“New Drug Application” means a new drug application in the United States for authorization to market a product, as defined in the applicable laws and regulations of, and submitted to, the FDA.

“Non-Disclosure Agreement” means that certain Non-Disclosure Agreement/Confidentiality Agreement by and between Hercules Capital, Inc. and the Parent dated as of February 26, 2020.

“Note(s)” or “Term Note(s)” means a Promissory Note in substantially the form of Exhibit B.

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, the United States of America or any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, the United States of America or any other country.

“Performance Milestone 1” means the satisfaction of each of the following events: (a) no Default or Event of Default shall have occurred and be continuing as of any date of determination; and either (b) (i) the Parent has announced publicly that the Phase 3 PEDFIC1 clinical trial of odevixibat in patients with PFIC has achieved the FDA-supported, protocol-specified primary efficacy endpoint of a statistically significant change in pruritus between baseline and week twenty-four (24), which along with an acceptable safety profile and supporting secondary endpoint data, support the filing of an New Drug Application with the FDA as the immediate next step in clinical development; or (ii) in Lender’s sole discretion, the Parent has announced publicly that the Phase 3 PEDFIC1 clinical trial of odevixibat in patients with PFIC has not achieved a statistically significant improvement on the FDA-supported protocol-specific primary efficacy endpoint, but the totality of efficacy and safety data demonstrates an approvable risk-benefit profile for odevixibat in patients with PFIC in a manner that supports the filing of an New Drug Application with the FDA as the immediate next step in clinical development (based upon FDA communications and the totality of the data package, as would be reviewed by Agent).

“Performance Milestone 2” means the satisfaction of each of the following events: (a) no Default or Event of Default shall have occurred and be continuing as of any date of determination; (b) the Parent has achieved Performance Milestone 1; (c) the Parent has achieved the Net Proceeds Milestone; and (d) the Parent has received the FDA Odevixibat Approval.

“Permitted Acquisition” means any acquisition (including by way of merger) by Parent of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or capital stock of another Person, in each case located entirely within the United States of America (or otherwise, with the prior written consent of the Agent, which may be granted or withheld in its sole and absolute discretion), which is conducted in accordance with the following requirements:

(a) such acquisition is of a business or Person engaged in a line of business related to that of the Parent or its Subsidiaries;

(b) if such acquisition is structured as a stock acquisition, then the Person so acquired shall either (i) become a wholly-owned Subsidiary of the Parent or of a Subsidiary and the Parent shall comply, or cause such Subsidiary to comply, with 7.13 hereof or (ii) such Person shall be merged with and into the Parent (with the Parent being the surviving entity);

(c) if such acquisition is structured as the acquisition of assets, such assets shall be acquired by the Parent;

(d) the Parent shall have delivered to the Lenders not less than ten (10) nor more than forty five (45) days prior to the date of such acquisition, notice of such acquisition together with any available pro forma projected financial information, copies of all material documents relating to such acquisition, and historical financial statements for such acquired entity, division or line of business, in each case in form and substance reasonably satisfactory to the Lenders;

(e)  both immediately before and immediately after such acquisition no Event of Default shall have occurred and be continuing; and

(f) the sum of the purchase price of such proposed new acquisition, computed on the basis of total acquisition consideration paid or incurred, or to be paid or incurred, by the Parent with respect thereto, including the amount of Indebtedness assumed or to which such assets, businesses or business or ownership interest or shares, or any Person so acquired, is subject, shall not be greater than $500,000 for all such acquisitions during the term of this Agreement.

“Permitted Indebtedness” means: (i) Indebtedness of Borrower in favor of Lender or Agent arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A; (iii) Indebtedness of the Parent of up to $1,000,000 outstanding at any time secured by a Lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the cost of the Equipment financed with such Indebtedness on the date such Indebtedness is incurred; (iv) unsecured Indebtedness to trade creditors (including vendor financing, the deferred purchase price for goods and services rendered under contract manufacturing and/or licensing arrangements) incurred in the ordinary course of business and not past due, and Indebtedness incurred in the ordinary course of business with corporate credit cards (including, without limitation, travel and entertainment expenses and similar expenses incurred in the ordinary course of business); (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with letters of credit and cash management services (including, without limitation, credit cards, debit cards and similar instruments) that are secured by Cash and issued on behalf of the Borrower or a Subsidiary in an amount not to exceed $1,000,000 at any time outstanding; (viii) other unsecured Indebtedness of the Parent in an amount not to exceed $500,000 at any time outstanding; (ix) intercompany Indebtedness as long as (I) either (A) each of the obligor and the obligee under such Indebtedness is the Borrower or a Subsidiary that is a party to this Agreement or has executed a Joinder Agreement or (B) such Indebtedness constitutes a Permitted Investment; (II) any intercompany Indebtedness which is evidenced by a promissory note or similar in favor of Borrower or a Subsidiary that is a party to this Agreement or has executed a Joinder Agreement is pledged as security and delivered in instrument form to, and duly endorsed in favor of, Agent; and (III) any such intercompany Indebtedness which is an obligation of Borrower or a Subsidiary that is a party to this Agreement or has executed a Joinder Agreement is subordinated to the Secured Obligations in form and content reasonably acceptable to Agent; (x) Indebtedness in respect of guarantee or performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees, workers’ compensation claims, bank guarantees and banker’s acceptances, and warehouse receipts, in each case or incurred in the ordinary course of business; (xi) Indebtedness consisting of the financing of insurance premiums, provided that any Lien granted in connection therewith is limited to any insurance proceeds paid thereon; (xii) endorsement of instruments or other payment items for deposit in the ordinary course of business and Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; (xiii) Contingent Obligations of the Parent in respect of Indebtedness otherwise constituting Permitted Indebtedness; (xiv) any Indebtedness assumed by the Parent in connection with a Permitted Acquisition, provided the same is Subordinated Indebtedness; and (xv) extensions, refinancings, renewals, modifications, amendments, restatements, or amendments and restatements of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or a Subsidiary thereof, as the case may be.

“Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1B; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, (d) money market accounts and (e) other liquid investments reasonably acceptable to the Agent; (iii) repurchases of stock from current or former employees, directors, or consultants of Parent under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $1,000,000 in the aggregate, provided that no Event of Default has occurred, is continuing or could exist after giving effect to the repurchases; (iv) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;  (v) Investments accepted in connection with Permitted Transfers; (vi) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Parent’s business; (vii) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this subparagraph (vii) shall not apply to Investments of Borrower in any Subsidiary; (viii) Investments consisting of loans to employees, officers or directors relating to the purchase of capital stock of Parent pursuant to employee stock purchase plans or other similar agreements approved by Parent’s Board of Directors, not to exceed $250,000 in the aggregate; (ix) Investments consisting of travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business not to exceed $250,000 outstanding at any time; (x) Investments in newly-formed Subsidiaries, provided that each such Subsidiary enters into a Joinder Agreement promptly after its formation by Borrower and executes such other documents as shall be reasonably requested by Agent; (xi) Investments in (x) Foreign Subsidiaries, other than the Swedish Subsidiaries and the UK Subsidiary, approved in advance in writing by Agent; (y) the Swedish Subsidiaries for ordinary course expenditures consistent with past practices; and (z) any MSC Subsidiary, so long as an Event of Default does not exist at the time of such Investment and would not exist after giving effect to such Investment and provided that Parent is, at all times, in compliance with the MSC Investment Conditions; (xii) joint ventures or strategic alliances in the ordinary course of Parent’s business consisting of the licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Parent do not exceed $500,000 in the aggregate; (xiii) such other Investments as are described in any Board-approved investment guidelines to the extent such investment guidelines have been reviewed by the Agent and the Agent determines, in its sole and absolute discretion, that such Investments are acceptable; (xiv) Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates, amalgamates or merges with any Borrower or any Subsidiary; provided that such Investment otherwise qualifies as a Permitted Investment and was not made in contemplation of such Person becoming a Subsidiary or such consolidation or merger; (xv) Investments constituting Permitted Acquisitions and, to the extent constituting Investments, any transactions permitted pursuant to Sections 7.7 or 7.9; (xvi) the in-licensing of over-the-counter software that is commercially available to the public, in the ordinary course of business; and (xvii) additional Investments of Parent that do not exceed $750,000 in the aggregate.

“Permitted Liens” means any and all of the following: (i) Liens in favor of Agent or the Lenders; (ii) Liens existing on the Closing Date which are disclosed in Schedule 1C; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP (to the extent required thereby); (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Parent’s business and imposed without action of such parties; provided, that the payment thereof is not past due; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) deposits to secure the performance of obligations (including by way of deposits to secure letters of credit issued to secure the same) under commercial supply and/or manufacturing agreements and the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment, other capital assets or software or other intellectual property constituting purchase money Liens and Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”; (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses or sublicenses granted in the ordinary course of business and not interfering in any material respect with the business of the lessor or licensor, as applicable; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due or being contested in good faith by appropriate proceedings; provided, that the Borrower maintain adequate reserves therefor in accordance with GAAP; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) (A) Liens on Cash securing obligations permitted under clause (vii) of the definition of “Permitted Indebtedness” and (B) security deposits in connection with real property leases, the combination of (A) and (B) in an aggregate amount not to exceed $1,000,000 at any time; (xv) the filing of Uniform Commercial Code (or equivalent) financing statements solely as a precautionary measure in connection with operating leases and sale and royalty transactions provided that such Liens and collateral descriptions in such financing statements be limited to such specific covered assets and not all assets or substantially all assets of any Borrower or Subsidiary; (xvi) licenses or sublicenses permitted hereunder; and (xvii) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary or otherwise securing Indebtedness acquired or assumed pursuant to clause (xiv) of the definition of “Permitted Indebtedness”; provided, such Lien was not created in contemplation of such acquisition; (xviii) additional Liens that do not exceed $250,000 in the aggregate; and (xix) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (xviii) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced, modified, amended, restated or amended and restated (as may have been reduced by any payment thereon) does not increase.

“Permitted PRV Transfer” means one or more sales, transfers or other dispositions of a PRV, subject to the Agent’s and the Required Lenders’ prior written consent thereto (which may be granted or withheld in their reasonable discretion); provided, that such consent shall be deemed to have been granted without any further action by the Agent or the Required Lenders in connection with any such sale, transfer or other disposition, so long as (i) the Parent provides the Agent at least 5 Business Days’ prior written notice thereof, (ii) such sale, transfer or other disposition is conducted on an arms’-length basis with a non-Affiliate of the Borrower; and (iii) the terms and conditions of such sale, transfer or other disposition are approved by Parent’s Board of Directors; provided further that, in the event of a Permitted PRV Transfer, and at the sole cost and expense of Borrower, Agent and the Lenders shall amend this Agreement (and any related UCC financing statement) to carve out from Collateral the PRV so transferred (it being acknowledged that, notwithstanding the foregoing, any Lien on the PRV shall be released upon the occurrence of a Permitted PRV Transfer pursuant to Section 3.2).

“Permitted Transfers” means:

(i)            sales of Inventory in the ordinary course of business,

(ii)           non-exclusive licenses, sublicenses and similar arrangements for the use of Intellectual Property or Borrower Products and licenses that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory or may be exclusive as to territory but only as to discreet geographical areas outside of the United States of America; in each case, in the ordinary course of business,

(iii)          dispositions of worn-out, obsolete or surplus Equipment in the ordinary course of business,

(iv)          sales, transfers , or other dispositions constituting Permitted Investments,

(v)           transfers pursuant to the terms of the EA Pharma Agreement and the HCR Agreement, to the extent the same are not prohibited by the terms of this Agreement,

(vi)          Permitted PRV Transfers, and

(vii)         other transfers of assets having a fair market value of not more than $300,000 in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“PFIC” means progressive familial intrahepatic cholestasis, a rare genetic liver disease.

“Pledge Agreement” means the Pledge Agreement dated as of the Closing Date between Parent and Agent, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Prepayment Charge” shall have the meaning assigned to such term in Section 2.5.

“PRV” means a priority review voucher issued by the FDA.

“Qualified Cash” means the amount of Parent’s Cash held in accounts in the United States subject to an Account Control Agreement in favor of Agent.

“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Register” has the meaning specified in Section 11.7.

“Required Lenders” means, at any time, the holders of more than 50% of the sum of the aggregate unpaid principal amount of the Term Loans then outstanding.

“Restricted License” means any material License or other agreement with respect to which Borrower is the licensee that expressly prohibits Borrower from granting a security interest in Borrower’s interest in such License or agreement or any other property.

“Sanctioned Country” shall mean, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union (or any of its member states) or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission.

“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document, including any obligation to pay any amount now owing or later arising.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Agent in its sole discretion and subject to a subordination agreement in form and substance reasonably satisfactory to Agent.

“Subsequent Financing” means the closing of any institutional financing of Parent which becomes effective after the Closing Date which is broadly marketed to multiple third-party investors. For the avoidance of doubt, sales of shares pursuant to an at-the-market financing facility shall not be considered a “Subsequent Financing.”

“Subsidiary” means an entity, whether a corporation, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls, directly or indirectly, 50% or more of the outstanding voting securities, including each entity listed on Schedule 5.14 hereto.

“Swedish Pledge Agreement” means, collectively, (a) the Pledge Agreement dated as of the Closing Date between the Parent and Agent in respect of shares in the capital of Albireo AB; (b) the Pledge Agreement dated as of the Closing Date between Albireo AB and Agent in respect of shares in the capital of Elobix AB; and (c) the Pledge Agreement dated as of the Closing Date between Albireo AB and Agent in respect of certain bank accounts; as each may from time to time be amended, restated, amended and restated, modified or otherwise supplemented.

“Swedish Subsidiaries” means each of Albireo AB and Elobix AB.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1.

“Term Loan Interest Rate” means for any day a per annum rate of interest equal to the greater of (i) the sum of (a) 9.15% plus (b) the prime rate as reported in The Wall Street Journal minus 3.25%, and (ii) 9.15%.

“Term Loan Maturity Date” means January 1, 2024; provided that, if Parent achieves Performance Milestone 1, then “Term Loan Maturity Date” shall mean July 1, 2024; provided that if such day is not a Business Day, the Term Loan Maturity Date shall be the immediately preceding Business Day.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State thereof or any other country or any political subdivision thereof.

“Tranche” means each Tranche 1 Term Advance, Tranche 2 Term Advance and Tranche 3 Term Advance.

“Tranche 2 Facility Charge” means a facility charge of one-half of one percent (0.50%) of the aggregate amount of the funded Tranche 2 Term Loan Advances, which is payable in accordance with Section 4.3.

“Tranche 2 Term Loan Requirements” means (a) Parent’s achievement of Performance Milestone 1, and (b) payment of the applicable Tranche 2 Facility Charge.

“Tranche 3 Facility Charge” means a facility charge of one percent (1.00%) of the aggregate amount of the funded Tranche 3 Term Loan Advances, which is payable in accordance with Section 4.4.

“Tranche 3 Term Loan Requirements” means (a) receipt of all necessary approvals from Lender’s investment committee, in its sole discretion, and (b) payment of the applicable Tranche 3 Facility Charge.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“UK Subsidiary” means Albireo Limited, an entity organized under the laws of England and Wales and a wholly-owned Subsidiary of Parent.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Warrant” means any warrant entered into in connection with the Loan, as may be amended, restated, amended and restated, supplemented or otherwise or modified from time to time.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 2.

THE LOAN

2. 1        [Reserved].

2.2       Term Loan.

(a)          Advances.

(i)            Subject to the terms and conditions of this Agreement, beginning on the Closing Date through December 15, 2020, Lenders will severally (and not jointly) make a Term Loan Advance to Borrower in the aggregate principal amount of Fifteen Million Dollars ($15,000,000) (the “Tranche 1 Term Loan Advance”); provided that (x) Lenders shall severally (and not jointly) make a Tranche 1 Term Loan Advance to Albireo AB on the Closing Date in the principal amount of Ten Million Dollars ($10,000,000) and (y) prior to December 15, 2020, Borrower may request, and the Lenders shall severally (and not jointly) make, a Tranche 1 Term Loan Advance to Parent and/or Albireo AB (as specified in writing by Borrower) in the principal amount of Five Million Dollars ($5,000,000).

(ii)           Subject to the terms and conditions of this Agreement, beginning on January 1, 2021 through December 15, 2021, Borrower may request and, subject to the satisfaction of the Tranche 2 Term Loan Requirements, Lenders will severally (and not jointly) make one or more additional Term Loan Advances (the “Tranche 2 Term Loan”) to Parent and/or Albireo AB (as specified in writing by Borrower) in an aggregate principal amount of up to Twenty Million Dollars ($20,000,000) in minimum increments of Ten Million Dollars ($10,000,000) (the “Tranche 2 Term Loan Advance”).

(iii)          Subject to the terms and conditions of this Agreement, on or before March 31, 2022, Parent may request and, subject to the satisfaction of the Tranche 3 Term Loan Requirements, Lenders shall severally (and not jointly) make one or more additional Term Loan Advances (the “Tranche 3 Term Loan”) to Parent and/or Albireo AB (as specified in writing by Borrower) in an aggregate principal amount of up to Forty-Five Million Dollars ($45,000,000) in minimum increments of Five Million Dollars ($5,000,000) (each, a “Tranche 3 Term Loan Advance”).

The aggregate principal amount of outstanding Term Loan Advances may be up to the Maximum Term Loan Amount.

(b)          Advance Request. To obtain a Term Loan Advance, Borrower shall complete, sign and deliver an Advance Request (at least five (5) Business Days before the Advance Date, other than with respect to the Term Loan Advance on the Closing Date, for which such Advance Request shall be delivered at least one (1) Business Day before the Closing Date, or such shorter period of time as the Agent may agree) to Agent. The Lenders shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan Advance is satisfied as of the requested Advance Date.

(c)          Interest. The principal balance of each Term Loan Advance shall bear interest thereon from such Advance Date at the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Term Loan Interest Rate will float and change on the day the prime rate (as reported in The Wall Street Journal) changes from time to time.

(d)          Payment. Borrower will pay interest on each Term Loan Advance on the first Business Day of each month, beginning the month after the corresponding Advance Date. Borrower shall repay the aggregate Term Loan principal balance that is outstanding on the day immediately preceding the Amortization Date in equal monthly installments of principal and interest (mortgage style) beginning on the Amortization Date and continuing on the first Business Day of each month thereafter until the Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) are repaid. The entire Term Loan principal balance and all accrued but unpaid interest hereunder, shall be due and payable on the Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. If a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day. Lender will initiate debit entries to the Parent’s account as authorized on the ACH Authorization (i) on each payment date of all periodic obligations payable to the Lenders under each Term Loan Advance and (ii) reasonable and documented out-of-pocket legal fees and costs incurred by Agent or the Lenders in connection with Section 11.11 of this Agreement; provided that, with respect to clause (i) above, in the event that the Lenders or Agent informs Parent that the Lenders will not initiate a debit entry to the Parent’s account for a certain amount of the periodic obligations due on a specific payment date, Borrower shall pay to the Lenders such amount of periodic obligations in full in immediately available funds on such payment date; provided, further, that, with respect to clause (i) above, if the Lenders or Agent informs the Parent in writing in advance that the Lenders will not initiate a debit entry as described above later than the date that is three (3) Business Days prior to such payment date, Borrower shall pay to the Lenders such amount of periodic obligations in full in immediately available funds on the date that is three (3) Business Days after the date on which the Lenders or Agent notifies the Parent of such; provided, further, that, with respect to clause (ii) above, in the event that the Lenders or Agent informs the Parent in writing in advance that the Lenders will not initiate a debit entry to the Parent’s account for certain amount of such out-of-pocket legal fees and costs incurred by Agent or the Lenders, Borrower shall pay to the Lenders such amount in full in immediately available funds within three (3) Business Days.

2.3       Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to the Lenders an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Parent.

2.4       Default Interest. In the event any payment is not paid on the scheduled payment date, an amount equal to four percent (4%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all unpaid Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the Term Loan Interest Rate, plus four percent (4%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the Term Loan Interest Rate or the rate set forth in Section 2.4, as applicable.

2.5       Prepayment. At its option upon at least seven (7) Business Days prior notice to Agent (or such shorter notice period as agreed to by Agent), Borrower may prepay all, but not less than all, or a portion (in minimum increments of Five Million Dollars ($5,000,000)), of the outstanding Advances by paying the entire principal balance (or such portion thereof) plus all accrued and unpaid interest thereon, together with a prepayment charge equal to the following percentage of the Advance amount being prepaid: if such notice of prepayment is made (a) on or prior to the date that is six (6) months following the Closing Date, 3.0%; (b) after the date that is six (6) months following the Closing Date, but on or prior to the date that is twenty-four (24) months following the Closing Date, 2%; or (c) after the date that is twenty-four (24) months following the Closing Date, 1% (each, a “Prepayment Charge”). If at any time Borrower elects to make a prepayment, and at such time, there are outstanding Advances under multiple Tranches, the Prepayment Charge shall be determined by applying the amount of such prepayment in the following order: first, to the outstanding principal amount (and accrued but unpaid interest thereon) of Advances outstanding under the Tranche with the latest initial funding date; second, to the outstanding principal amount (and accrued but unpaid interest thereon) of Advances outstanding under the Tranche with the next latest initial funding date and so on until the entire principal balance of all Advances made hereunder (and all accrued but unpaid interest thereon) is paid in full. Borrower agrees that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances. Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and the Prepayment Charge upon the occurrence of a Change in Control. Notwithstanding the foregoing, Agent and the Lenders agree to waive the Prepayment Charge if Agent and the Lenders (in its sole and absolute discretion) agree in writing to refinance the Advances prior to the Term Loan Maturity Date. Any amounts paid under this Section shall be applied by Agent to the then unpaid amount of any Secured Obligations (including principal and interest) in such order and priority as Agent may choose in its sole discretion. For the avoidance of doubt, if a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day.

2.6       End of Term Charge. On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) in whole or in part, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay Lenders a charge equal to 6.95% of the aggregate Term Loan Advances repaid or prepaid (the “End of Term Charge”). Notwithstanding the required payment date of such End of Term Charge, the applicable pro rata portion of the End of Term Charge shall be deemed earned by the Lenders as of each date a Term Loan Advance is made. For the avoidance of doubt, if a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day.

2.7       Taxes; Increased Costs. The Borrower, the Agent and the Lenders each hereby agree to the terms and conditions set forth on Addendum 1 attached hereto.

2.8       Notes. If so requested by the Lenders by written notice to Parent, then Borrower shall execute and deliver to the Lenders (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of Lender pursuant to Section 11.13) (promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence Lender’s Loans.

2.9       Pro Rata Treatment. Each payment (including prepayment) on account of any fee and any reduction of the Term Loans shall be made pro rata according to the Term Commitments of the relevant Lender.

2.10     Treatment of Prepayment Charge and End of Term Charge. Borrower agrees that, subject to the terms and conditions hereto, any Prepayment Charge and any End of Term Charge payable shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination, and Borrower agrees that it is reasonable under the circumstances currently existing and existing as of the Closing Date. The Prepayment Charge and the End of Term Charge shall also be payable, subject to the terms and conditions hereto, in the event the Secured Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure, or by any other means. Borrower expressly waives (to the fullest extent it may lawfully do so) the provisions of any present or future statute or law that prohibits or may prohibit the collection of the foregoing Prepayment Charge and End of Term Charge in connection with any such acceleration. Borrower agrees (to the fullest extent that each may lawfully do so): (a) each of the Prepayment Charge and the End of Term Charge is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (b) each of the Prepayment Charge and the End of Term Charge shall be payable, subject to the terms and conditions hereto, notwithstanding the then prevailing market rates at the time payment is made; (c) there has been a course of conduct between the Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Charge and the End of Term Charge as a charge (and not interest) in the event of prepayment or acceleration; (d) Borrower shall be estopped from claiming differently than as agreed to in this paragraph. Borrower expressly acknowledges that their agreement to pay each of the Prepayment Charge and the End of Term Charge to the Lenders as herein described was on the Closing Date and continues to be a material inducement to the Lenders to provide the Term Loans.

SECTION 3.

SECURITY INTEREST

3.1       As security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, and subject to Section 3.3, in addition to the Collateral provided under the Swedish Pledge Agreement, Parent grants to Agent a security interest in all of Parent’s right, title, and interest in and to the following personal property whether now owned or hereafter acquired (collectively with the Collateral under the Swedish Pledge Agreement, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (other than Intellectual Property); (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Goods; and all other tangible and intangible personal property of Parent (other than Intellectual Property) whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Parent and wherever located, and any of Parent’s property in the possession or under the control of Agent; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing; provided, however, that the Collateral shall include all Accounts and General Intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property (the “Rights to Payment”). Notwithstanding the foregoing, if a court of competent jurisdiction (including a U.S. Bankruptcy Court) shall finally determine that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property to the extent necessary to permit perfection of Agent’s security interest in the Rights to Payment.

3.2       Notwithstanding the broad grant of the security interest set forth in Section 3.1, above, the Collateral shall not include (a) nonassignable licenses or contracts, which by their terms require the consent of the licensor thereof or another party, (b) any leasehold real property interest, license, lease or other contract or agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license, contract or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (but only to the extent such prohibition on transfer or grant of a security interest is enforceable under applicable law, including, without limitation, Sections 9406, 9407 and 9408 of the UCC), (c) any property to the extent that, and for as long as, such grant of a security interest is prohibited by any applicable law, rule or regulation, (d) Excluded Accounts, (e) motor vehicles or other assets in which a security interest may be perfected only though compliance with a certificate of title statute, (f) any interest of Borrower as a lessee under an equipment lease or other capital assets constituting purchase money Liens to the extent permitted pursuant hereto if Borrower is prohibited by the terms thereof from granting a security interest therein or under which such an assignment or Lien would cause a default to occur thereunder; provided, however, that upon termination or cessation of such prohibition, such interest shall immediately become Collateral without any action by Borrower, Agent or Lenders, (g) the Royalty Interest (as defined in the HCR Agreement) and the right to receive Royalty Interest Payments (as defined in the HCR Agreement) or (h) subject to the terms and limitations of Section 3.1, Intellectual Property.

3.3       Release of Swedish Security. Notwithstanding any other provisions in this Agreement or in any Loan Document, the release of any duly perfected Lien which is created or expressed to be created pursuant to a Loan Document which is governed by Swedish law or any disposal or other transfer of any asset which is, or is expressed to be, the subject of any perfected Lien which is governed by Swedish law will always be subject to the prior written consent of the Agent, such consent to be given at the Agent’s sole discretion (acting reasonably, with such consent not to be unreasonably delayed) other than following the discharge in full of the Secured Obligations. Each Lender hereby authorizes the Agent to consent to and give effect to such release of such Lien at its discretion without any further consent, sanction, authority from or notification or further reference to the Lenders.

3.4       At such time as the Secured Obligations have been paid in full (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement), the Collateral shall be released from the Liens created by the Loan Documents and the Agent shall, at Borrower’s sole cost and expense, shall execute and deliver to the Borrower all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. Notwithstanding anything to the contrary contained herein, the Agent and the Lenders consent to the automatic release of any Lien in Collateral that is sold, transferred, conveyed or otherwise disposed of by the Borrower or any Subsidiary thereof to any Person in a transaction permitted by, and subject to the terms and conditions of, the Loan Documents.

3.5       Swedish law limitations. The obligations and liabilities of Albireo AB under this Agreement and the other Loan Documents shall be limited if and to the extent required by an application of the provisions of the Swedish Companies Act (Aktiebolagslagen (2005:551)) regulating (i) distribution of assets (Chapter 17, Sections 1-4 (or their equivalents from time to time)) (including profits and dividends and any other form of transfer of value (värdeöverföring) within the meaning of the Swedish Companies Act) and/or (ii) prohibited loans, guarantees and security (Chapter 21, Section 1-3 (or their equivalents from time to time)) and it is agreed that the obligations and liabilities of Albireo AB only applies to the extent permitted by the above mentioned provisions of the Swedish Companies Act.

SECTION 4.

CONDITIONS PRECEDENT TO LOAN

The obligations of the Lenders to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:

4.1       Initial Advance. On or prior to the Closing Date, Borrower shall have delivered to Agent the following:

(a)          executed copies of the Loan Documents (other than landlord waivers (or similar) for each of Borrower’s domestic leased location shall be delivered to Agent within thirty (30) days of the Closing Date), Account Control Agreements, a legal opinion of Borrower’s US counsel, in form and substance reasonably acceptable to Agent, and all other documents and instruments reasonably required by Agent to effectuate the transactions contemplated hereby or to create and perfect the Liens of Agent with respect to all Collateral, in all cases in form and substance reasonably acceptable to Agent;

(b)          an original Warrant in form and substance reasonably acceptable to Agent;

(c)          certified copy of resolutions of Borrower’s board of directors evidencing approval of (i) the Loan and other transactions evidenced by the Loan Documents and (ii) in relation to Parent, the Warrant and transactions evidenced thereby;

(d)          certified copies of the Certificate of Incorporation and the Bylaws (or equivalent governing documents), as amended through the Closing Date, of the Borrower;

(e)          a certificate of good standing (or the foreign equivalent, if and as applicable) for the Parent from its state of incorporation and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified could have a Material Adverse Effect;

(f)           payment of the Due Diligence Fee (which each of the Agent and the Lenders acknowledges has already occurred), the Closing Date Facility Charge and reimbursement of Agent’s and the Lenders’ reasonable and documented expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the initial Advance;

(g)          all certificates of insurance and copies of each insurance policy required hereunder; and

(h)          such other documents as Agent may reasonably request.

4.2       All Advances. On each Advance Date:

(a)          Agent shall have received (i) an Advance Request for the relevant Advance as required by Section 2.2(b), duly executed by Parent’s Chief Executive Officer or Chief Financial Officer, (ii) an original Warrant in form and substance reasonably acceptable to Agent, exercisable for a number of shares equal to 1% of the relevant Advance divided by the share price as reflected in the Warrant issued as of the Closing Date, and (iii) any other documents Agent may reasonably request; provided that, if Agent and the Lenders make any Advance, then the requirement set forth in clause (iii) shall be deemed to have been satisfied to Agent’s knowledge with respect to such Advance.

(b)          The representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c)          Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.

(d)          Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.

4.3       With respect to any Tranche 2 Term Loan Advance, evidence, satisfactory to the Agent in its sole, reasonable discretion, of completion by Borrower of the Tranche 2 Term Loan Requirements.

4.4       With respect to any Tranche 3 Term Loan Advance, if at all, evidence, satisfactory to the Agent in its sole discretion, of completion by Borrower of the Tranche 3 Term Loan Requirements.

4.5       No Default. As of the Closing Date and each Advance Date, (i) no fact or condition exists that could (or could, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5.

REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that:

5.1       Corporate Status. Albireo Pharma, Inc. is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Albireo AB is a private limited liability company duly incorporated and legally existing under the laws of Sweden. Elobix AB is a private limited liability company duly incorporated and legally existing under the laws of Sweden. Borrower’s present name, former names (if any), locations, place of formation, tax identification number (if any), organizational identification number and other information are correctly set forth in Exhibit C, as may be updated by Parent in a written notice (including any Compliance Certificate) provided to Agent after the Closing Date.

5.2       Collateral. Borrower owns the Collateral and the Intellectual Property owned by it, free of all Liens, except for Permitted Liens. Borrower has the power and authority to grant to Agent a Lien in the Collateral as security for the Secured Obligations.

5.3       Consents. Borrower’s execution, delivery and performance of this Agreement and all other Loan Documents, and the Parent’s execution of the Warrant, (i) have been duly authorized by all necessary corporate action of Borrower or the Parent, as applicable, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s respective Certificates or Articles of Incorporation or Association (as applicable), bylaws, or any law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject and (iv) except as described on Schedule 5.3, do not violate any contract or agreement or require the consent or approval of any other Person which has not already been obtained, except for consents and approvals the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect. The individual or individuals executing the Loan Documents and the Warrant are duly authorized to do so.

5.4       Material Adverse Effect. No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing. Borrower is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.

5.5       Actions Before Governmental Authorities. There are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, threatened in writing against or affecting Borrower or its property, that are reasonably expected to result in a Material Adverse Effect.

5.6       Laws. Neither Borrower nor any of its Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. Borrower is not in default in any manner under any provision of any agreement or instrument evidencing Indebtedness, or any other agreement to which it is a party or by which it is bound that could reasonably be expected to result in a Material Adverse Effect.

Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is engaged as one of its primary activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Borrower’s nor any of its Subsidiaries’ properties or assets has been used by Borrower or such Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary to continue their respective businesses as currently conducted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

None of Borrower, any of its Subsidiaries, or to the Borrower’s knowledge, any of Borrower’s or its Subsidiaries’ Affiliates or, to the Borrower’s knowledge, any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, or to the knowledge of Borrower and any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law. None of the funds to be provided under this Agreement will be used, directly or indirectly, (a) for any activities in violation of any applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations or (b) for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.7       Information Correct and Current. No written information, report, Advance Request, financial statement, exhibit or schedule furnished (other than financial or business projections or other information of a forward-looking nature), by or on behalf of Borrower to Agent in connection with any Loan Document or included therein or delivered pursuant thereto contained, or, when taken as a whole, contains or will contain any material misstatement of fact or, when taken together with all other such information or documents, omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by Borrower to Agent, whether prior to or after the Closing Date, shall be (i) provided in good faith and based on the most current data and information available to Borrower, and (ii) the most current of such projections provided to Borrower’s Board of Directors (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower, that no assurance is given that any particular projections will be realized, and that actual results may differ).

5.8       Tax Matters. Except as described on Schedule 5.8 and except those being contested in good faith with adequate reserves under GAAP, (a) Borrower has filed all federal, state and local tax returns that it is required to file, (b) Borrower has duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, (c) Borrower has paid or fully reserved for any tax assessment received by Borrower for the three (3) years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings) and (d) to the best of Borrower’s knowledge, no proposed or pending Tax assessments, deficiencies, audits or other proceedings with respect to Borrower or any Subsidiary have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9       Intellectual Property Claims. Except for Permitted Liens, Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property that it uses in, and that is material to, Borrower’s business. Except as described on Schedule 5.9, (i) each of the material Copyrights, Trademarks and Patents is, to the knowledge of Borrower, valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, and (iii) no claim has been made to Borrower in writing that any material part of the Intellectual Property violates the rights of any third party except to the extent such claim could not reasonably be excepted to result in a Material Adverse Effect. Exhibit D is a true, correct and complete list of each of Borrower’s registered Patents, registered Trademarks, registered Copyrights, and material agreements under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary, in each case as of the Closing Date. Borrower is not in breach of, nor has Borrower failed to perform any obligations under, any of the foregoing contracts, licenses or agreements and, to Borrower’s knowledge, no third party to any such contract, license or agreement is in breach thereof or has failed to perform any obligations thereunder, in each case, except where such breach or failure to perform could not reasonably be expected to have a Material Adverse Effect.

5.10     Intellectual Property. Except as described on Schedule 5.10, Borrower has all material rights with respect to Intellectual Property necessary in the operation or conduct of Borrower’s business as currently conducted by Borrower. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, Borrower has the right, to the extent required to operate Borrower’s business, to freely transfer, license or assign Intellectual Property necessary or material in the operation or conduct of Borrower’s business as currently conducted by Borrower, without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are material to Borrower’s business and used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products. Borrower is not a party to, nor is it bound by, any Restricted License.

No material software or other materials used by Borrower or any of its Subsidiaries (or used in any Borrower Products or any Subsidiaries’ products) are subject to an open-source or similar license (including but not limited to the General Public License, Lesser General Public License, Mozilla Public License, or Affero License) (collectively, “Open Source Licenses”) in a manner that would cause such software or other materials to have to be (i) distributed to third parties at no charge or a minimal charge (royalty-free basis); (ii) licensed to third parties to modify, make derivative works based on, decompile, disassemble, or reverse engineer; or (iii) used in a manner that could require disclosure or distribution in source code form.

5.11     Borrower Products. Except as described on Schedule 5.11, no Intellectual Property owned by Borrower or Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened in writing litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof, in each case, which could reasonably be expected to have a Material Adverse Effect. To the best of the Borrower’s knowledge, there is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products. Borrower has not received any written notice or claim or, to the knowledge of Borrower, any oral notice or claim, challenging or questioning Borrower’s ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to Borrower’s knowledge, in each case, is there a reasonable basis for any such claim. To the best of Borrower’s knowledge, neither Borrower’s use of its Intellectual Property nor the production and sale of Borrower Products infringes the Intellectual Property or other rights of others.

5.12     Financial Accounts. Exhibit E, as may be updated by the Parent in a written notice provided to Agent after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13     Employee Loans. Except as set forth on Schedule 5.13, which may be updated from time to time by Parent, and subject to the review and approval of Agent, Borrower has no outstanding loans to any employee, officer or director of the Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of the Borrower by a third party.

5.14     Subsidiaries. Borrower does not own any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 5.14, as may be updated by Parent in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.

SECTION 6.
INSURANCE; INDEMNIFICATION

6.1            Coverage. Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnity found in Section 6.3. Borrower must maintain a minimum of $2,000,000 of commercial general liability insurance for each occurrence. Borrower has and agrees to maintain a minimum of $2,000,000 of directors’ and officers’ insurance for each occurrence and $5,000,000 in the aggregate. So long as there are any Secured Obligations outstanding (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement), Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles. If Borrower fails to obtain the insurance called for by this Section 6.1 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are immediately due and payable, bearing interest at the then highest rate applicable to the Secured Obligations, and secured by the Collateral. Agent will make reasonable efforts to provide Borrower with notice of Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Agent are deemed an agreement to make similar payments in the future or Agent’s waiver of any Event of Default.

6.2            Certificates. Borrower shall deliver to Agent certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall state Agent (shown as “Hercules Capital, Inc., as Agent”) is an additional insured for commercial general liability, a lenders loss payable for all risk property damage insurance, subject to the insurer’s approval, and a lenders loss payable for property insurance and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance; such endorsements to be provided to Agent no later than ten (10) Business Days after the Closing Date; provided that the failure timely to so deliver such endorsements shall constitute an immediate, non-curable Event of Default. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Agent of cancellation (other than cancellation for non-payment of premiums, for which ten (10) days’ advance written notice shall be sufficient) or any other change adverse to Agent’s interests. Any failure of Agent to scrutinize such insurance certificates for compliance is not a waiver of any of Agent’s rights, all of which are reserved. Borrower shall provide Agent with copies of each insurance policy, and upon entering or amending any insurance policy required hereunder, Borrower shall provide Agent with copies of such policies and shall promptly deliver to Agent updated insurance certificates with respect to such policies no later than concurrently with the monthly financial statements delivered pursuant to Section 7.1(a).

6.3            Indemnity. Borrower agrees to indemnify and hold Agent, the Lenders and their officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable and documented attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent resulting solely from any Indemnified Person’s gross negligence or willful misconduct. Borrower agrees to pay, and to save Agent and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay by Borrower in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Agent or the Lenders) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement. In no event shall Borrower or any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). This Section 6.3 shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, this Agreement.

SECTION 7.
COVENANTS OF BORROWER

Borrower agrees as follows:

7.1            Financial Reports. Parent shall furnish to Agent the financial statements and reports listed hereinafter (the “Financial Statements”):

(a)            as soon as practicable (and in any event within 30 days) after the end of each calendar month, unaudited interim and year-to-date financial statements as of the end of such month (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that could reasonably be expected to have a Material Adverse Effect, all certified by Parent’s Chief Executive Officer or Chief Financial Officer;

(b)            as soon as practicable (and in any event within 45 days) after the end of the last day of each of the first three fiscal quarters of each fiscal year, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that could reasonably be expected to have a Material Adverse Effect, certified by Parent’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year-end adjustments;

(c)            as soon as practicable (and in any event within ninety (90) days) after the end of each fiscal year, unqualified audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Parent and reasonably acceptable to Agent (Agent hereby acknowledges that Ernst & Young LLP is an acceptable firm of independent certified public accountants);

(d)            as soon as practicable (and in any event within 30 days) after the end of each month, a Compliance Certificate in the form of Exhibit F;

(e)            promptly after the public distribution or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Parent has made available to holders of its Common Stock and, within 30 days of the filing thereof, copies of any regular, periodic and special reports or registration statements that Parent files with the SEC or any governmental authority that may be substituted therefor, or any national securities exchange; provided, however, that the filing of any such proxy statements, financial statements, reports or registration statements with the SEC on EDGAR shall be deemed to satisfy this requirement;

(f)            promptly following each meeting of Parent’s board of directors, the following shall be made available for inspection by the Agent at Parent’s premises at reasonable times and upon reasonable notice: copies of presentation materials relating to research, clinical development, regulatory activities, and commercial timelines that Parent provides to its directors in connection with meetings of such board of directors, provided that all in all cases Parent may exclude any information it deems necessary, in Parent’s sole discretion, including, but not limited to, materials related to executive compensation, confidential information, any attorney-client privileged information and any information that would raise a conflict of interest with Agent or Lenders, and materials prepared exclusively for executive sessions of the independent directors and committees of such board of directors;

(g)            any budget of the Borrower promptly following its approval by Borrower’s Board of Directors, as well as budgets, operating plans and other financial information reasonably requested by Agent; and

(h)            immediate notice if Borrower or any Subsidiary has knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.

Borrower shall not (without the consent of Agent, such consent not to be unreasonably withheld or delayed), make any change in its accounting policies or reporting practices, except as required by GAAP. If Borrower makes any change to its fiscal years or fiscal quarters, the Borrower shall promptly notify Agent of such change. As of the Closing Date, the fiscal year of Borrower ends on December 31.

The executed Compliance Certificate may be sent via email to Agent at legal@htgc.com, kkosofsky@htgc.com, jmiotti@htgc.com and jferraro@htgc.com. All Financial Statements required to be delivered to Agent pursuant to clauses (a), (b) and (c) shall be sent via e-mail to financialstatements@htgc.com with a copy to legal@htgc.com, kkosofsky@htgc.com, jmiotti@htgc.com and jferraro@htgc.com; provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be faxed to Agent at: (650) 473-9194, attention Account Manager: Albireo Pharma, Inc.

Notwithstanding the foregoing, documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC or posted on the Parent’s website) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Parent provides a link thereto to Agent.

7.2            Management Rights. Borrower shall permit any representative that Agent or the Lenders authorizes, including their attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours; provided, however, that so long as no Event of Default has occurred and is continuing, such examinations shall be limited to no more often than once per fiscal year. In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records at reasonable times and upon reasonable notice during normal business hours. In addition, Agent or the Lenders shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower; provided that management and officers of Borrower shall not be bound to accept any such advisement. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted Agent and the Lenders shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Agent or the Lenders with respect to any business issues shall not be deemed to give Agent or the Lenders, nor be deemed an exercise by Agent or the Lenders of, control over Borrower’s management or policies.

7.3            Further Assurances. Borrower shall from time to time following Agent’s request execute, deliver and file, alone or with Agent, any financing statements, security agreements, collateral assignments, notices, control agreements, promissory notes or other documents to perfect, give the highest priority to Agent’s Lien on the Collateral or otherwise evidence Agent’s rights herein (subject to Permitted Liens). Borrower shall from time to time procure any instruments or documents as may be reasonably requested by Agent, and take all further action that may be necessary, or that Agent may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, Parent hereby authorizes Agent to execute and deliver on behalf of Parent and to file such financing statements (including an indication that the financing statement covers “all assets or all personal property” of Parent in accordance with Section 9-504 of the UCC), collateral assignments, notices, control agreements, security agreements and other documents without the signature of Parent either in Agent’s name or in the name of Agent as agent and attorney-in-fact for Parent. Borrower shall protect and defend Borrower’s title to the Collateral and Agent’s Lien thereon against all Persons claiming any interest adverse to Borrower or Agent other than Permitted Liens.

7.4            Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except for (a) the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion, (b) purchase money Indebtedness pursuant to its then applicable payment schedule, (c) prepayment by any Subsidiary of (i) intercompany Indebtedness owed by such Subsidiary to any Borrower, or (ii) if such Subsidiary is not a Borrower, intercompany Indebtedness owed by such Subsidiary to another Subsidiary that is not Borrower, (d) prepayments of Subordinated Indebtedness to the extent permitted by any subordination agreement applicable thereto, or (e) as otherwise permitted hereunder or approved in writing by Agent.

7.5            Collateral. Borrower shall at all times keep the Collateral, the Intellectual Property and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any legal process (which could reasonably be expected to result in damages or liability in excess of Two Million Dollars ($2,000,000) individually or in the aggregate) or Liens whatsoever (except for Permitted Liens), and shall give Agent prompt written notice of any legal process affecting the Collateral, any material Intellectual Property, such other property and assets, or any Liens thereon, provided however, that the Collateral and such other property and assets may be subject to Permitted Liens except that there shall be no Liens whatsoever on Intellectual Property other than (i) customary restrictions on assignment, sublicense or transfer that may exist in any license agreement where Borrower or a Subsidiary is the licensee (and not the licensor) and (ii) licenses of Intellectual Property that constitute Permitted Transfers where Borrower or a Subsidiary is the licensor. Borrower shall not agree with any Person other than Agent or the Lenders not to encumber its property other than pursuant to any such restrictions that are customary in leases, subleases or any license agreement where Borrower or a Subsidiary is the licensee (and not the licensor). Borrower shall not enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Borrower to create, incur, assume or suffer to exist any Lien upon any of its property (including Intellectual Property), whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) imposed by Law and (d) customary restrictions on the assignment of leases, licenses and other agreements. Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal process or Liens whatsoever (except for Permitted Liens, provided however, that there shall be no Liens whatsoever on Intellectual Property other than (i) customary restrictions on assignment, sublicense or transfer that may exist in any license agreement where Borrower or a Subsidiary is the licensee (and not the licensor) and (ii) licenses of Intellectual Property that constitute Permitted Transfers where Borrower or a Subsidiary is the licensor), and shall give Agent prompt written notice of any legal process adversely affecting such Subsidiary’s assets.

7.6            Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.7            Distributions. Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other Equity Interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or Equity Interest, or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other Equity Interest, except that, a Subsidiary may pay dividends or make distributions to Borrower or (c) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of $250,000 in the aggregate.

7.8            Transfers. Except for Permitted Transfers, Borrower shall not, and shall not allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets.

7.9            Mergers and Consolidations. Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of (a) a Subsidiary which is not Borrower into another Subsidiary or into Borrower or (b) Borrower into another Borrower), except in connection with Permitted Investments, including without limitation, Permitted Acquisitions.

7.10          Taxes. Borrower shall, and shall cause each of its Subsidiaries to, pay when due all material Taxes of any nature whatsoever now or hereafter imposed or assessed against Borrower or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom. Borrower shall, and shall cause each of its Subsidiaries to, accurately file on or before the due date therefor (taking into account proper extensions) all federal and material state income Tax returns and other material Tax returns required to be filed. Notwithstanding the foregoing, Borrower and its Subsidiaries may contest, in good faith and by appropriate proceedings diligently conducted, Taxes for which Borrower and its Subsidiaries maintain adequate reserves in accordance with GAAP.

7.11          Corporate Changes. Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without ten (10) days’ prior written notice to Agent. Neither Borrower nor any Subsidiary shall suffer a Change in Control. Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Agent; and (ii) such relocation shall be within the continental United States of America. Borrower shall not relocate any item of Collateral (other than (v) sales of Inventory in the ordinary course of business, (w) Collateral in transit or out for repair, (x) relocations of Borrower Products to contract manufacturing organizations, distribution service firms, contract research organizations, clinical sites, clinical investigators and other institutions necessary for the conducts of clinical studies, in each case, in the ordinary course of business, (y) relocations of Equipment having an aggregate value of up to $500,000 in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit C to another location described on Exhibit C) unless (i) it has provided prompt written notice to Agent, (ii) such relocation is within the continental United States of America and, (iii) if such relocation is to a third party bailee, it has delivered a bailee agreement in form and substance reasonably acceptable to Agent. Notwithstanding the foregoing, Parent shall use its best efforts to cause the UK Subsidiary to be dissolved, and shall provide evidence of the same, in form and content reasonably acceptable to Agent, prior to December 31, 2020.

7.12          Deposit Accounts. Borrower shall not maintain any Deposit Accounts, or accounts holding Investment Property, except (i) for Excluded Accounts or (ii) with respect to which Agent has an Account Control Agreement.

7.13          Borrower shall notify Agent of each Subsidiary formed subsequent to the Closing Date and, within 15 days of formation, shall cause such Subsidiary to execute and deliver to Agent a Joinder Agreement.

7.14          MSC Investment Conditions. At any time that any MSC Subsidiary has any assets or liabilities, Parent shall satisfy the MSC Investment Conditions at all times.

7.15          Notification of Event of Default. Borrower shall notify Agent immediately of the occurrence of any Event of Default.

7.16          Foreign Deposits. Borrower shall not, and shall not permit any Subsidiary, from and after twenty (20) days after the Closing Date, to maintain cash balances in any country other than the United States exceeding Ten Million Dollars ($10,000,000) (or the foreign equivalent thereof) individually or in the aggregate.

7.17          Use of Proceeds. Borrower agrees that the proceeds of the Loans shall be used solely to refinance existing indebtedness, to pay related fees and expenses in connection with this Agreement and for working capital and general corporate purposes. The proceeds of the Loans will not be used in violation of Anti-Corruption Laws or applicable Sanctions.

7.18          UK Subsidiary. Borrower shall not cause or permit the UK Subsidiary to maintain cash or other assets, at any time after the Closing Date, in an aggregate amount in excess of $180,000.

7.19          Minimum Cash. From and after January 1, 2021 and until the occurrence of Performance Milestone 2, Parent shall at all times maintain minimum unrestricted Cash of Ten Million Dollars ($10,000,000) plus the amount of Borrower’s and its Subsidiaries’ accounts payable that have not been paid within ninety (90) days from the invoice date of the relevant account payable and are not being contested by the Borrower or its Subsidiaries in good faith; provided that, if Borrower draws a Tranche 2 Term Loan Advance but has not achieved the Net Proceeds Milestone by June 30, 2021, then Parent shall at all times after such date maintain minimum unrestricted Cash of Twenty-Five Million Dollars ($25,000,000) plus the amount of Borrower’s and its Subsidiaries’ accounts payable that have not been paid within ninety (90) days from the invoice date of the relevant account payable and are not being contested by the Borrower or its Subsidiaries in good faith; in each case, in an account subject to an Account Control Agreement in favor of Agent.

7.20          Compliance with Laws.

Borrower shall maintain, and shall cause its Subsidiaries to maintain, compliance in all material respects with all applicable laws, rules or regulations (including any law, rule or regulation with respect to the making or brokering of loans or financial accommodations), and shall, or cause its Subsidiaries to, obtain and maintain all required governmental authorizations, approvals, licenses, franchises, permits or registrations reasonably necessary in connection with the conduct of Borrower’s business.

Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any Affiliate controlled by the Borrower or any Subsidiary to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit any Affiliate controlled by the Borrower or any Subsidiary to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and their respective officers and employees. To the knowledge of Borrower, its directors and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

None of the Borrower, any of its Subsidiaries or any of their respective directors, officers or employees, or to the knowledge of Borrower, any agent for Borrower or its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

7.21          Intellectual Property. Borrower shall (i) protect, defend and maintain the validity and enforceability of its material Intellectual Property; (ii) promptly advise Agent in writing of material infringements of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrowers’ business to be abandoned, forfeited or dedicated to the public without Agent’s written consent.

7.22          Transactions with Affiliates. Borrower shall not and shall not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction of any kind with any Affiliate of Borrower or such Subsidiary on terms that are less favorable to Borrower or such Subsidiary, as the case may be, than those that might be obtained in an arm’s length transaction from a Person who is not an Affiliate of Borrower or such Subsidiary, other than transactions constituting a Permitted Investment, Permitted Indebtedness, a Permitted Transfer or a transaction permitted pursuant to Sections 7.7 or 7.9.

SECTION 8.
RIGHT TO INVEST

8.1            The Lenders or their permitted assignee or nominee shall have the right, in their discretion, to participate in any Subsequent Financing in an amount of up to Two Million Dollars ($2,000,000) in the aggregate for all such participations, on the same terms, conditions and pricing afforded to others participating in any such Subsequent Financing. The Lenders shall respond promptly, and in any event within five (5) Business Days, to any invitation to participate in any Subsequent Financing, and shall treat any correspondence or communication from the Company or its representatives regarding such participation as Confidential Information pursuant to Section 11.12 of this Agreement. This Section 8.1, and all rights and obligations hereunder, shall immediately terminate (a) upon the satisfaction in full (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement), in cash, of the Secured Obligations under, or other termination of, this Agreement and (b) once neither Hercules Capital, Inc. nor any of its Affiliates is a Lender under this Agreement.

SECTION 9.
EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1            Payments. Borrower fails to pay any amount due under this Agreement or any of the other Loan Documents on the due date; provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Agent or the Lenders or Parent’s bank if Parent had the funds to make the payment when due and makes the payment within three (3) Business Days following Borrower’s knowledge of such failure to pay; or

9.2            Covenants. Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.14, 7.15, 7.17, 7.18, 7.19, 7.20, 7.21 and 7.22) any other Loan Document, such default continues for more than ten (10) days after the earlier of the date on which (i) Agent or the Lenders has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.14, 7.15, 7.17, 7.18, 7.19, 7.20, 7.21 and 7.22, the occurrence of such default; or

9.3            Material Adverse Effect. A circumstance has occurred that could reasonably be expected to have a Material Adverse Effect; or

9.4            Representations. Any representation or warranty made by Borrower in any Loan Document shall have been false or misleading in any material respect when made or when deemed made; or

9.5            Insolvency. Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) forty-five (45) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) forty-five (45) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or

9.6            Attachments; Judgments. Any portion of Borrower’s assets, with a fair market value, individually or in the aggregate, of at least $1,000,000, is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money (not covered by independent third party insurance as to which liability has not been rejected by such insurance carrier), individually or in the aggregate, of at least $1,000,000, or Borrower is enjoined or in any way prevented by court order from conducting any part of its business, and such attachment, seizure, levy, judgment or enjoinment is not, within thirty (30) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); or

9.7            Other Obligations. The occurrence of any default under any agreement or obligation of Borrower involving any Indebtedness in excess of $1,000,000 after giving effect to any applicable grace period thereunder, which has resulted in a right by a third party to accelerate the maturity of such Indebtedness.

SECTION 10.
REMEDIES

10.1          General. Upon and during the continuance of any one or more Events of Default, Agent may, and at the direction of the Required Lenders shall, accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.5, all of the Secured Obligations (including, without limitation, the Prepayment Charge and the End of Term Charge) shall automatically be accelerated and made due and payable, in each case without any further notice or act). Borrower hereby irrevocably appoints Agent as its lawful attorney-in-fact to: (a) exercisable following the occurrence of an Event of Default, (i) sign Borrower’s name on any invoice or bill of lading for any account or drafts against account debtors; (ii) demand, collect, sue, and give releases to any account debtor for monies due, settle and adjust disputes and claims about the accounts directly with account debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Agent’s or Borrower’s name, as Agent may elect); (iii) make, settle, and adjust all claims under Borrower’s insurance policies; (iv) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (v) transfer the Collateral into the name of Agent or a third party as the UCC permits; (vi) receive, open and dispose of mail addressed to Borrower; (vii) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; and (viii) notify all account debtors to pay Agent directly. Borrower hereby appoints Agent as its lawful attorney-in-fact, following the occurrence of an Event of Default, to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Secured Obligations have been satisfied in full (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) and the Loan Documents have been terminated. Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Secured Obligations have been fully repaid and performed and the Loan Documents have been terminated. Agent may, and at the direction of the Required Lenders shall, exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Agent’s rights and remedies shall be cumulative and not exclusive.

10.2          Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Agent may, and at the direction of the Required Lenders shall, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Agent may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Agent may require Borrower to assemble the Collateral and make it available to Agent at a place designated by Agent that is reasonably convenient to Agent and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Agent in the following order of priorities:

First, to Agent and the Lenders in an amount sufficient to pay in full Agent’s and the Lenders’ reasonable costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;

Second, to the Lenders in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Agent may choose in its sole discretion; and

Finally, after the full and final payment in Cash of all of the Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement), to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3          No Waiver. Agent shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Agent to marshal any Collateral.

10.4          Cumulative Remedies. The rights, powers and remedies of Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Agent.

SECTION 11.
MISCELLANEOUS

11.1          Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2          Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by electronic mail or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States of America mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)           If to Agent:

HERCULES CAPITAL, INC.

Legal Department

Attention: Chief Legal Officer and Kristen Kosofsky

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

email: legal@htgc.com and kkosofsky@htgc.com

(b)           If to the Lenders:

HERCULES CAPITAL, INC.

Legal Department

Attention: Chief Legal Officer and Kristen Kosofsky

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

email: legal@htgc.com and kkosofsky@htgc.com

Telephone: 650-289-3060

(c)           If to Borrower:

Albireo Pharma, Inc.

Attention: Simon Harford

10 Post Office Square, Suite 1000

Boston, MA 02109

email: simon.harford@albireopharma.com

Telephone: 857-254-4184

with copies (which shall not constitute notice) to:

Albireo Pharma, Inc.

Attention: Chief Legal Officer

10 Post Office Square, Suite 1000

Boston, MA 02109

email: Jason.duncan@albireopharma.com

Telephone: 857-254- 4181

and to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Attention: Megan Gates, Esq.

One Financial Center

Boston, Massachusetts 02111

email: mngates@mintz.com

Telephone: (617) 348-4443

or to such other address as each party may designate for itself by like notice.

11.3     Entire Agreement; Amendments.

(a)           This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, nondisclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Agent’s revised proposal letter dated April 16, 2020).

(b)           Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.3(b). The Required Lenders and Borrower party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Agent and the Borrower party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder) or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 11.3(b) without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release Borrower from its obligations under the Loan Documents, in each case without the written consent of all Lenders and, in relation to any release of Collateral which is governed by Swedish law only, the Agent in accordance with Section 3.4; or (D) amend, modify or waive any provision of Section 11.17 or Addendum 3 without the written consent of the Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each Lender and shall be binding upon Borrower, the Lenders, the Agent and all future holders of the Loans.

11.4         No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5         No Waiver. The powers conferred upon Agent and the Lenders by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Agent or the Lenders to exercise any such powers. No omission or delay by Agent or the Lenders at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Agent or the Lenders is entitled, nor shall it in any way affect the right of Agent or the Lenders to enforce such provisions thereafter.

11.6         Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent and the Lenders and shall survive the execution and delivery of this Agreement. Sections 6.3, 11.13, 11.14 and 11.17 shall survive the termination of this Agreement.

11.7         Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect. Agent and the Lenders may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrower, and all of such rights shall inure to the benefit of Agent’s and the Lenders’ successors and assigns; provided that as long as no Event of Default has occurred and is continuing, neither Agent nor any Lender may assign, transfer or endorse its rights hereunder or under the Loan Documents to any party that is a direct competitor of Borrower (as reasonably determined by Agent), it being acknowledged that in all cases, any transfer to an Affiliate of any Lender or Agent shall be allowed. Notwithstanding the foregoing, (x) in connection with any assignment by a Lender as a result of a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Agent and the Lenders may assign, transfer or indorse its rights hereunder and under the other Loan Documents to any Person or party and (y) in connection with a Lender’s own financing or securitization transactions, the restrictions set forth herein shall not apply and Agent and the Lenders may assign, transfer or indorse its rights hereunder and under the other Loan Documents to any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such sale, transfer, pledge or assignment under this clause (y) shall release such Lender from any of its obligations hereunder or substitute any such Person or party for such Lender as a party hereto until Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such assignee as Agent reasonably shall require. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a register for the recordation of the names and addresses of the Lenders(s), and the Term Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders(s) shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

11.8         Governing Law. This Agreement and the other Loan Documents (other than the Swedish Pledge Agreement) have been negotiated and delivered to Agent and the Lenders in the State of California, and shall have been accepted by Agent and the Lenders in the State of California. Payment to Agent and the Lenders by Borrower of the Secured Obligations is due in the State of California. This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.9         Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.10       Mutual Waiver of Jury Trial / Judicial Reference.

(a)                Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER, AGENT AND THE LENDERS SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST AGENT, THE LENDERS OR THEIR RESPECTIVE ASSIGNEE OR BY AGENT, THE LENDERS OR THEIR RESPECTIVE ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Agent, Borrower and the Lenders; Claims that arise out of or are in any way connected to the relationship among Borrower, Agent and the Lenders; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

(b)               If the waiver of jury trial set forth in Section 11.10(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c)                In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.9, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.11       Professional Fees. Borrower promises to pay Agent’s and the Lenders’ fees and reasonable and documented out-of-pocket expenses necessary to finalize the loan documentation, including but not limited to reasonable and documented attorneys’ fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable and documented attorneys’ and other professionals’ fees and expenses incurred by Agent and the Lenders after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Agent or the Lenders in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

11.12       Confidentiality. Agent and the Lenders acknowledge that certain items of Collateral and information provided to Agent and the Lenders by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Agent and the Lenders agree that any Confidential Information it may obtain in the course of acquiring, administering or perfecting Agent’s security interest in the Collateral shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Agent and the Lenders may disclose any such information: (a) to its Affiliates, partners, investors, lenders, directors, officers, employees, agents, advisors, accountants, counsel, representatives and other professional advisors if Agent or the Lenders in their sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public or to the extent such information becomes publicly available other than as a result of a breach of this Section or becomes available to Agent or any Lender, or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Agent or the Lenders and any rating agency; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Agent’s or Lender’s counsel; (e) to comply with any legal requirement or law applicable to Agent or the Lenders or demanded by any governmental authority; (f) to the extent reasonably necessary in connection with the exercise of, or preparing to exercise, or the enforcement of, or preparing to enforce, any right or remedy under any Loan Document, including Agent’s sale, lease, or other disposition of Collateral after an Event of Default or any action or proceeding relating to any Loan Document; (g) to any participant or assignee of Agent or the Lenders or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee is subject to confidentiality restrictions that reasonably protect against the disclosure; (h) to the extent consisting of general portfolio information that does not identify Borrower; or (i) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its Affiliates or any guarantor under this Agreement or the other Loan Documents. Agent’s and Lenders’ obligations under this Section 11.12 shall supersede all of their respective obligations under the Non-Disclosure Agreement.

11.13       Assignment of Rights. Borrower acknowledges and understands that Agent or the Lenders may, subject to Section 11.7, sell and assign all or part of its interest hereunder and under the Loan Documents to any Eligible Assignee. After such assignment the term “Agent” or “Lender” as used in the Loan Documents shall mean and include such Eligible Assignee, and such Eligible Assignee shall be vested with all rights, powers and remedies of Agent and the Lenders hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Agent and the Lenders shall retain all rights, powers and remedies hereby given. No such assignment by Agent or the Lenders shall relieve Borrower of any of its obligations hereunder. The Lenders agree that in the event of any transfer by it of the Note(s)(if any), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.14       Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Agent or the Lenders. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Agent, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full and final payment to Agent or the Lenders in Cash.

11.15       Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.16       No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Agent, Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Agent, the Lenders and the Borrower.

11.17      Agency.

(a)            Each Lender hereby irrevocably appoints Hercules Capital, Inc. to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)            Each Lender agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), according to its respective Term Commitment percentage (based upon the total outstanding Term Commitments) in effect on the date on which indemnification is sought under this Section 11.17, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

(c)            Agent in Its Individual Capacity. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity.

(d)            Exculpatory Provisions. The Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent shall not:

(i)	be subject to any fiduciary or other implied duties, regardless of whether any default or any Event of Default has occurred and is continuing;

(ii)	have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Lenders, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii)	except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Agent or any of its Affiliates in any capacity.

(e)           The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Lenders or as the Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct.

(f)           The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

(g)           Reliance by Agent. Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of this Agreement or any of the other Loan Documents. Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent hereunder or under any Loan Documents in accordance therewith. Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction. Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by this Agreement, this Agreement and the other Loan Documents at the request or direction of the Lenders unless Agent shall have been provided by the Lenders with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.

11.18       Publicity. None of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party’s name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “ Publicity Materials”); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable provided, that all parties acknowledge and agree that no prior notice is required for Borrower to describe this Agreement and the transactions hereunder in their filings with the SEC) and (ii) to comply with Section 11.12.

11.19       Multiple Borrowers.

(a)            Borrower’s Agent. Each of the Borrowers hereby irrevocably appoints Albireo Pharma, Inc. as its agent, attorney-in-fact and legal representative for all purposes, including requesting disbursement of the Term Loan, receiving account statements and other notices and communications to Borrowers (or any of them) from the Agent or any Lender and providing any consent or approval contemplated hereunder. The Agent may rely, and shall be fully protected in relying, on any request for the Term Loan, disbursement instruction, report, information or any other notice or communication made or given by Albireo Pharma, Inc., whether in its own name or on behalf of one or more of the other Borrowers, and the Agent shall not have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such request, instruction, report, information, other notice or communication, nor shall the joint and several character of the Borrowers’ obligations hereunder be affected thereby.

(b)            Waivers. Borrower hereby waives: (i) any right to require the Agent to institute suit against, or to exhaust its rights and remedies against, any other Borrower or any other person, or to proceed against any property of any kind which secures all or any part of the Secured Obligations, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or maintained with the Agent or any Indebtedness of the Agent or any Lender to any other Borrower, or to exercise any other right or power, or pursue any other remedy the Agent or any Lender may have; (ii) any defense arising by reason of any disability or other defense of any other Borrower or any guarantor or any endorser, co-maker or other person, or by reason of the cessation from any cause whatsoever of any liability of any other Borrower or any guarantor or any endorser, co-maker or other person, with respect to all or any part of the Secured Obligations, or by reason of any act or omission of the Agent or others which directly or indirectly results in the discharge or release of any other Borrower or any guarantor or any other person or any Secured Obligations or any security therefor, whether by operation of law or otherwise; (iii) any defense arising by reason of any failure of the Agent to obtain, perfect, maintain or keep in force any Lien on, any property of any Borrower or any other person; (iv) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any other Borrower or any guarantor or any endorser, co-maker or other person, including without limitation any discharge of, or bar against collecting, any of the Secured Obligations (including without limitation any interest thereon), in or as a result of any such proceeding. Until all of the Secured Obligations have been paid, performed, and discharged in full, nothing shall discharge or satisfy the liability of any Borrower hereunder except the full performance and payment of all of the Secured Obligations. If any claim is ever made upon the Agent for repayment or recovery of any amount or amounts received by the Agent in payment of or on account of any of the Secured Obligations, because of any claim that any such payment constituted a preferential transfer or fraudulent conveyance, or for any other reason whatsoever, and the Agent repays all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over the Agent or any of its property, or by reason of any settlement or compromise of any such claim effected by the Agent with any such claimant (including without limitation the any other Borrower), then and in any such event, Borrower agrees that any such judgment, decree, order, settlement and compromise shall be binding upon Borrower, notwithstanding any revocation or release of this Agreement or the cancellation of any note or other instrument evidencing any of the Secured Obligations, or any release of any of the Secured Obligations, and Borrower shall be and remain liable to the Agent and the Lenders under this Agreement for the amount so repaid or recovered, to the same extent as if such amount had never originally been received by the Agent or any Lender, and the provisions of this sentence shall survive, and continue in effect, notwithstanding any revocation or release of this Agreement. Borrower hereby expressly and unconditionally waives all rights of subrogation, reimbursement and indemnity of every kind against any other Borrower, and all rights of recourse to any assets or property of any other Borrower, and all rights to any collateral or security held for the payment and performance of any Secured Obligations, including (but not limited to) any of the foregoing rights which Borrower may have under any present or future document or agreement with any other Borrower or other person, and including (but not limited to) any of the foregoing rights which any Borrower may have under any equitable doctrine of subrogation, implied contract, or unjust enrichment, or any other equitable or legal doctrine.

(c)            Consents. Borrower hereby consents and agrees that, without notice to or by Borrower and without affecting or impairing in any way the obligations or liability of Borrower hereunder, the Agent may, from time to time before or after revocation of this Agreement, do any one or more of the following in its sole discretion: (i) accept partial payments of, compromise or settle, renew, extend the time for the payment, discharge, or performance of, refuse to enforce, and release all or any parties to, any or all of the Secured Obligations; (ii) grant any other indulgence to any Borrower or any other Person in respect of any or all of the Secured Obligations or any other matter; (iii) accept, release, waive, surrender, enforce, exchange, modify, impair, or extend the time for the performance, discharge, or payment of, any and all property of any kind securing any or all of the Secured Obligations or any guaranty of any or all of the Secured Obligations, or on which the Agent at any time may have a Lien, or refuse to enforce its rights or make any compromise or settlement or agreement therefor in respect of any or all of such property; (iv) substitute or add, or take any action or omit to take any action which results in the release of, any one or more other Borrowers or any endorsers or guarantors of all or any part of the Secured Obligations, including, without limitation one or more parties to this Agreement, regardless of any destruction or impairment of any right of contribution or other right of Borrower; (v) apply any sums received from any other Borrower, any guarantor, endorser, or co-signer, or from the disposition of any Collateral or security, to any Indebtedness whatsoever owing from such person or secured by such Collateral or security, in such manner and order as the Agent determines in its sole discretion, and regardless of whether such Indebtedness is part of the Secured Obligations, is secured, or is due and payable. Borrower consents and agrees that the Agent shall be under no obligation to marshal any assets in favor of Borrower, or against or in payment of any or all of the Secured Obligations. Borrower further consents and agrees that the Agent shall have no duties or responsibilities whatsoever with respect to any property securing any or all of the Secured Obligations. Without limiting the generality of the foregoing, the Agent shall have no obligation to monitor, verify, audit, examine, or obtain or maintain any insurance with respect to, any property securing any or all of the Secured Obligations.

(d)            Independent Liability. Borrower hereby agrees that one or more successive or concurrent actions may be brought hereon against Borrower, in the same action in which any other Borrower may be sued or in separate actions, as often as deemed advisable by Agent. Borrower is fully aware of the financial condition of each other Borrower and is executing and delivering this Agreement based solely upon its own independent investigation of all matters pertinent hereto, and Borrower is not relying in any manner upon any representation or statement of the Agent or any Lender with respect thereto. Borrower represents and warrants that it is in a position to obtain, and Borrower hereby assumes full responsibility for obtaining, any additional information concerning any other Borrower’s financial condition and any other matter pertinent hereto as Borrower may desire, and Borrower is not relying upon or expecting the Agent to furnish to it any information now or hereafter in the Agent’s possession concerning the same or any other matter.

(e)            Subordination. All Indebtedness of Borrower now or hereafter arising held by another Borrower is subordinated to the Secured Obligations and the Borrower holding the Indebtedness shall take all actions reasonably requested by Agent to effect, to enforce and to give notice of such subordination.

(f)            Service of Process. The Borrower and each Subsidiary that is organized outside of the United States of America shall appoint Corporation Service Company, or other agent acceptable to Agent, as its agent for the purpose of accepting service of any process in the United States of America. Borrower shall take all actions, including payment of fees to such agent, to ensure that each such appointment remains effective at all times.

11.20       Participations. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any commitments, loans, its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register. Borrower agrees that each participant shall be entitled to the benefits of the provisions in Addendum 1 attached hereto (subject to the requirements and limitations therein, including the requirements under Section 7 of Addendum 1 attached hereto (it being understood that the documentation required under Section 7 of Addendum 1 attached hereto shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.7; provided that such participant shall not be entitled to receive any greater payment under Addendum 1 attached hereto, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower, Agent and the Lenders have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWERS:

ALBIREO PHARMA, INC.

Signature:	/s/ Ronald Cooper

Print Name: Ronald Cooper
Title: President and Chief Executive Officer

[Signature Page to Loan and Security Agreement]

IN WITNESS WHEREOF, Borrower, Agent and the Lenders have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWERS:

ALBIREO AB

Signature:	/s/ Ronald Cooper

Print Name: Ronald Cooper
Title: Chief Executive Officer

[Signature Page to Loan and Security Agreement]

Accepted in Palo Alto, California:

AGENT:

HERCULES CAPITAL, INC.

Signature:	/s/ Jennifer Choe

Print Name: Jennifer Choe
Title: Associate General Counsel

LENDER:

HERCULES CAPITAL, INC.

Signature:	/s/ Jennifer Choe

Print Name: Jennifer Choe
Title: Associate General Counsel

[Signature Page to Loan and Security Agreement]